SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15

            Certification and Notice of Termination of Registration under
               Section 12(g) of the Securities Exchange Act of 1934 or
                 Suspension of Duty to File Reports Under Section 13
                  and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number       0-21249
                                                -------------------

                             GRAND COURT LIFESTYLES, INC.
                 ----------------------------------------------------
                (Exact name of registrant as specified in its charter)

                          2650 N. Military Trail, Suite 350
                              Boca Raton, Florida  33431
                                    (561) 997-0323
                          ----------------------------------
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.01 par value ("Common Stock")
                 ___% Senior Convertible Redeemable Preferred Stock,
                  $.0001 par value ("Convertible  Preferred Stock")
                -----------------------------------------------------
               (Title of each class of securities covered by this Form)

                                         None
            --------------------------------------------------------------
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the
                                duty to file reports:

                    Rule 12g-4(a)(1)(i)[X]   Rule 12h-3(b)(1)(ii)[ ]
                    Rule 12g-4(a)(1)(ii)[ ]  Rule 12h-3(b)(2)(i)[ ]
                    Rule 12g-4(a)(2)(i)[ ]   Rule 12h-3(b)(2)(ii)[ ]
                    Rule 12g-4(a)(2)(ii)[ ]  Rule 15d-6[ ]
                                Rule 12h-3(b)(1)(i)[ ]

           Approximate number of holders of record as of the certification or notice date:
                                  Common Stock:  Two
                          Convertible Preferred Stock:  None
                       ---------------------------------------


            Pursuant to the requirements of the Securities Exchange Act of
                  1934, Grand Court Lifestyles, Inc. has caused this
                   certification/notice to be signed on its behalf
                      by the undersigned duly authorized person.


          DATE: April 16, 1997          BY:  /s/ Paul Jawin
                ---------------              ------------------------------
                                             Name:  Paul Jawin
                                             Title: Chief Financial Officer